Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

www.aig.com

AIG Contacts:

Quentin McMillan (Investors): Quentin.Mcmillan@aig.com

Dana Ripley (Media): Dana.Ripley@aig.com

Blackstone Contacts:

Weston Tucker (Investors): Weston.Tucker@blackstone.com
Matt Anderson (Media): Matthew.Anderson@blackstone.com

AIG and Blackstone Close Transaction Relating to Life & Retirement Business

NEW YORK – Nov. 2, 2021 – American International Group, Inc. (NYSE: AIG) and Blackstone (NYSE: BX) today announced that the previously disclosed transaction for Blackstone to acquire a 9.9% equity stake in AIG’s Life & Retirement business and for Blackstone to manage an initial $50 billion of Life & Retirement’s existing investment portfolio has closed.

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About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

FOR IMMEDIATE RELEASE

About Blackstone

Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our $731 billion in assets under management include investment vehicles focused on private equity, real estate, public debt and equity, life sciences, growth equity, opportunistic, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

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